MARJORIE M. CONNELLY APPOINTED TO PRA BOARD OF DIRECTORS
Bringing unique perspective on global credit card operations

NORFOLK, Va. – September 16, 2013 – Portfolio Recovery Associates, Inc. (Nasdaq: PRAA), a financial and business services company operating in the U.S. and U.K., today announced that Marjorie M. Connelly has been appointed by the company’s board of directors to serve as PRA’s seventh independent director.

Connelly, 51, brings to the board more than 25 years experience in financial services, largely focused on leading global credit card operations.

As Barclaycard’s global chief operating officer from 2009 to 2011, Connelly directed operations for Barclays PLC’s customized and co-branded credit cards, as well as merchant payment services. She joined Barclaycard following two and a half years at Wachovia Securities, the retail brokerage firm now named Wells Fargo Advisors, where she served as chief operating officer. From 1990 to 2006, Connelly led credit card operations for First USA then Capital One, where for 12 years she held numerous executive roles overseeing operations for Capital One’s U.S. and international credit card businesses. She also was a member of Visa USA’s Executive Advisory Committee and Visa International’s Risk Advisors Group.

“Our board welcomes Marge’s unique perspective on global credit card issuers and their customers,” said Steve Fredrickson, PRA’s chairman of the board, president and chief executive officer. “Her insight into evolving consumer credit markets also will be invaluable to the board, as PRA invests more in global defaulted consumer debt.” Connelly will stand for election to a three-year term on PRA’s board at next year’s annual meeting of stockholders.

Earlier this year, Connelly concluded a year-long role as interim president of Longwood University in Farmville, Virginia, near Richmond. She had previously served for eight years on Longwood’s board where she twice served as rector. She also has been a member of University of Richmond’s Business School Executive Advisory Board and the Foundation Board for Virginia Commonwealth University’s Business School. Currently, she serves on the board of The Women’s Initiative, in Charlottesville, Virginia.

Connelly holds a Bachelor of Arts degree in political science from the University of Delaware and also has completed Harvard Business School’s Advanced Management Program.

About PRA
As a leader in the U.S. debt buying industry, Portfolio Recovery Associates, Inc. (PRA) returns capital to banks and other creditors that helps to expand financial services for consumers.  PRA collaborates with its customers to create affordable, realistic debt repayment plans. The company also provides a broad range of fee-based services to local governments and law enforcement, U.S. businesses, institutional investors, global hedge funds, and U.K. banks and creditors.
PRA is one of Fortune's 100 Fastest-Growing Companies for 2013 and 2012. Last year, the company also advanced to the Top 25 of Forbes’ 100 Best Small Companies, where PRA has been annually ranked since 2007. For more information, please visit www.PortfolioRecovery.com.

Media and Investor Contact:

Rick Goulart
Vice President, Corporate Communications
757-961-3525
RickGoulart@PortfolioRecovery.com

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